Exhibit 99.1

For Immediate Release

Contact:
Stock Information Center	Allen Sterling, President & CEO
(207) 782-5789	(207) 782-0400 x27

August 15, 2008

AUBURN SAVINGS BANK ANNOUNCES CLOSING OF MINORITY STOCK OFFERING

Auburn, Maine – Auburn Savings Bank announced today that Auburn Bancorp, Inc., the holding company for Auburn Savings Bank, closed its minority stock offering. Shares of Auburn Bancorp, Inc. common stock are expected to begin trading on the OTC Bulletin Board on Monday, August 18, 2008 under the symbol “ABBB”.

A total of 226,478 shares of Auburn Bancorp, Inc. common stock were sold in the offering. In addition, Auburn Bancorp, MHC holds 276,806 shares of common stock, or 55% of the outstanding shares of common stock.  Subscribers in the offering received all shares for which they subscribed.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to Auburn Bancorp, Inc. in connection with the offering. Nutter McClennen & Fish LLP, Boston, MA, acted as legal counsel to Auburn Bancorp, Inc.

Auburn Savings Bank operates through two full-service retail offices in Auburn and Lewiston, Maine.  As of March 31, 2008 the bank had $65.4 million in assets.

This press release contains certain forward-looking statements about the proposed stock issuance by Auburn Bancorp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” These forward-looking statements include statements regarding the proposed timing of the offering and the number of shares of common stock that Auburn Bancorp expects to sell in the offering.  Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Auburn Savings Bank, and changes in the securities markets. Except as required by law, Auburn Bancorp does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by Auburn Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.